Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2018 Results

Rolling Meadows, Ill., October 31, 2018 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its third-quarter and first nine-months 2018 financial results.

Highlights

•	Third quarter revenues of $399.5 million, a record high quarterly revenue
•	Third quarter net income of $8.0 million
•	Backlog of $1.10 billion, an all-time high

Management Comments

Rick Swartz, MYR’s President and CEO, said “Our third quarter 2018 financial results included increases in revenue, gross profit, earnings per share, net income and EBITDA as compared to the third quarter of 2017. We also attained approximately $1.10 billion in backlog, a new record high. The markets we serve forecast strength going forward, which we believe will provide ongoing bid opportunities that support our overall growth strategy. We believe we are well-positioned to win and execute projects of all types and sizes, and that our continued focus on operational improvements is producing sustainable returns for MYR Group and our shareholders.”

Third Quarter Results

MYR reported third-quarter 2018 revenues of $399.5 million, an increase of $26.0 million, or 7.0 percent, compared to the third quarter of 2017. Specifically, the T&D segment reported revenues of $222.5 million, an increase of $6.5 million, or 3.0 percent, from the third quarter of 2017, primarily due to an increase in distribution revenues offset by lower revenue from large transmission projects. The C&I segment reported third quarter 2018 revenues of $177.0 million, an increase of $19.5 million, or 12.4 percent, from the third quarter of 2017, primarily due to the acquisition of the Huen Companies partially offset by a decrease in projects that had accelerated schedules that completed in 2017.

Consolidated gross profit increased to $45.3 million in the third quarter of 2018, a $10.4 million increase from the third quarter of 2017. The increase in gross profit was primarily due to increased margins and higher revenues. Gross margin increased to 11.3 percent for the third quarter of 2018 from 9.3 percent for the third quarter of 2017. The increase in gross margin was partly due to $2.3 million in estimate changes on certain contracts associated with the acquisition of the Huen Companies. These changes of estimates are subject to margin guarantees and represent potential contingent consideration for which an offset is recognized in other expense. Additionally, gross margin during the three months ended September 30, 2017 was negatively impacted by inclement weather, lower productivity, project delays and schedule extensions on certain projects that did not recur in the third quarter of 2018. Changes in estimates of gross profit on certain projects, excluding estimate changes on our recent acquisition noted above, resulted in a gross margin decreases of 0.6 percent and 0.9 percent for the third quarter of 2018 and 2017, respectively.

Selling, general and administrative expenses (“SG&A”) increased to $31.2 million in the third quarter of 2018, compared to $23.8 million in the third quarter of 2017. The period-over-period increase was primarily due to the acquisition of the Huen Companies, higher employee related expenses to support operations and higher bonus and profit sharing costs. As a percentage of revenues, SG&A increased to 7.8 percent for the third quarter of 2018 from 6.4 percent for the third quarter of 2017.

The income tax provision was $2.9 million for the third quarter of 2018, with an effective tax rate of 26.6 percent, compared to a provision of $4.2 million for the third quarter of 2017, with an effective tax rate of 44.8 percent. The effective tax rate for the third quarter of 2018 decreased primarily due to the enactment of the United States Tax Cuts and Jobs Act in 2017. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the third quarter of 2017.

For the third quarter of 2018, net income was $8.0 million, or $0.48 per diluted share, compared to $5.1 million, or $0.31 per diluted share, for the same period of 2017. Third-quarter 2018 EBITDA, a non-GAAP financial measure, was $22.1 million, or 5.5 percent of revenues, compared to $20.1 million, or 5.4 percent of revenues, in the third quarter of 2017.

First Nine-Months Results

MYR reported first nine-months 2018 revenues of $1.08 billion, an increase of $55.0 million, or 5.3 percent, compared to first nine-months 2017. Specifically, the T&D segment reported revenues of $635.8 million, a decrease of $15.7 million, or 2.4 percent, from the first nine-months of 2017, due primarily to lower revenue from large transmission projects partially offset by an increase in distribution revenues. The C&I segment reported nine-months 2018 revenues of $449.0 million, an increase of $70.7 million, or 18.7 percent, from nine-months 2017, due primarily to the acquisition of the Huen Companies, increased spending from new and existing customers and increased volume at certain organic expansion locations.

Consolidated gross profit increased to $119.7 million in the first nine-months of 2018, compared to $88.1 million in the first nine-months of 2017. The increase in gross profit was due to higher revenues and increased margins. Gross margin increased to 11.0 percent for the first nine months of 2018 from 8.6 percent for the first nine months of 2017. The increase in gross margin was primarily due to improvements in efficiency compared to the prior year, which was significantly impacted by write-downs on three projects. Gross margin also benefited from $2.3 million in estimate changes on certain contracts associated with the acquisition of the Huen Companies. These changes of estimates are subject to margin guarantees and represent potential contingent consideration for which an offset is recognized in other expense. These margin improvements were partially offset by a write-down on a project due to inclement weather, lower productivity and ongoing negotiations relating to a contract termination. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin decreases of 0.4 percent and 0.7 percent for the first nine-months of 2018 and 2017, respectively.

SG&A increased to $88.7 million in the first nine-months of 2018, compared to $74.6 million in the first nine-months of 2017. The year-over-year increase was primarily due to higher bonus and profit sharing costs, the acquisition of the Huen Companies and higher employee related expenses to support operations. As a percentage of revenues, SG&A increased to 8.2 percent for the first nine-months of 2018 from 7.2 percent for the first nine-months of 2017.

Other expense was $2.0 million for the first nine-months of 2018 compared to other income of $0.2 million in the first nine-months of 2017. The change was primarily attributable to contingent consideration related to margin guarantees on certain contracts associated with the acquisition of the Huen Companies recognized in the first nine-months of 2018.

The income tax provision was $7.9 million for the first nine-months of 2018, with an effective tax rate of 28.0 percent, compared to a provision of $6.4 million for the first nine-months of 2017, with an effective tax rate of 45.6 percent. The decrease in the tax rate in the first nine months of 2018 was primarily caused by the enactment of the United States Tax Cuts and Jobs Act in 2017. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the nine-months of 2018 and 2017. The tax rate in the nine-months of 2017 benefited from excess tax benefits pertaining to the vesting of stock awards and the exercise of stock options.

For the first nine-months of 2018, net income was $20.4 million, or $1.23 per diluted share, compared to $7.6 million, or $0.46 per diluted share, for the same period of 2017. First nine months of 2018 EBITDA, a non-GAAP financial measure, was $60.0 million, or 5.5 percent of revenues, compared to $45.2 million, or 4.4 percent of revenues, in the first nine-months of 2017.

Backlog

As of September 30, 2018, MYR's backlog was $1.10 billion, which represented an increase of $84.2 million, or 8.3 percent, compared to June 30, 2018. Specifically, in the same period, T&D backlog decreased $9.1 million, or 1.9 percent, to $473.8 million, while C&I backlog increased $93.3 million, or 17.6 percent, to $623.8 million. Total backlog at September 30, 2018 increased $395.9 million, or 56.4 percent, from the $701.7 million reported at September 30, 2017.

Balance Sheet

As of September 30, 2018, MYR had $164.4 million of borrowing availability under its revolving credit facility.

On September 28, 2018, we entered into a Master Equipment Loan and Security Agreement (the “Master Loan Agreement”) with Banc of America Leasing & Capital, LLC (“BofA”). The Master Loan Agreement may be used for financing of equipment between us and BofA pursuant to one or more "Equipment Notes". Simultaneously, we executed two Equipment Notes that are collateralized by equipment and vehicles owned by us, the outstanding balance of these Equipment Notes was $24.9 million as of September 30, 2018. The Master Loan Agreement increases our borrowing capacity and allows to lock in fixed interest rates.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its third-quarter 2018 results on Thursday, November 1, 2018, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, November 8, 2018, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 6384337. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, November 8, 2018, at 11:59 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the west, mid-west and northeast United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Steve Carr, Dresner Corporate Services, 312-780-7211, scarr@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2018 and December 31, 2017

	September 30,	December 31,
(In thousands, except share and per share data)	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$300	$5,343
Accounts receivable, net of allowances of $564 and $605, respectively	291,583	283,008
Costs and estimated earnings in excess of billings on uncompleted contracts	124,057	78,260
Current portion of receivable for insurance claims in excess of deductibles	5,421	4,221
Refundable income taxes, net	—	391
Other current assets	5,684	8,513
Total current assets	427,045	379,736
Property and equipment, net of accumulated depreciation of $248,339 and $231,391, respectively	161,925	148,084
Goodwill	71,099	46,994
Intangible assets, net of accumulated amortization of $6,166 and $5,183, respectively	19,659	10,852
Receivable for insurance claims in excess of deductibles	16,861	14,295
Investment in joint ventures	1,837	168
Other assets	3,275	3,659
Total assets	$701,701	$603,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$2,941	$—
Current portion of capital lease obligations	1,110	1,086
Accounts payable	123,980	110,383
Billings in excess of costs and estimated earnings on uncompleted contracts	46,186	28,919
Current portion of accrued self-insurance	14,816	13,138
Income taxes payable, net	3,243	—
Other current liabilities	60,028	35,038
Total current liabilities	252,304	188,564
Deferred income tax liabilities	13,817	13,452
Long-term debt	86,373	78,960
Accrued self-insurance	34,203	32,225
Capital lease obligations, net of current maturities	1,796	2,629
Other liabilities	462	919
Total liabilities	388,955	316,749
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,564,057 and 16,464,757 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	165	163
Additional paid-in capital	147,543	143,934
Accumulated other comprehensive loss	(322)	(299)
Retained earnings	164,085	143,241
MYR Group Inc. share of equity	311,471	287,039
Noncontrolling interest	1,275	—
Total stockholders’ equity	312,746	287,039
Total liabilities and stockholders’ equity	$701,701	$603,788

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three and Nine Months Ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2018	2017	2018	2017

Contract revenues	$399,537	$373,502	$1,084,824	$1,029,816
Contract costs	354,251	338,649	965,155	941,706
Gross profit	45,286	34,853	119,669	88,110
Selling, general and administrative expenses	31,210	23,814	88,658	74,617
Amortization of intangible assets	743	195	979	593
Gain on sale of property and equipment	(804)	(576)	(2,869)	(2,602)
Income from operations	14,137	11,420	32,901	15,502
Other income (expense)
Interest income	13	—	13	4
Interest expense	(1,014)	(685)	(2,518)	(1,793)
Other, net	(2,294)	(1,413)	(2,020)	212
Income before provision for income taxes	10,842	9,322	28,376	13,925
Income tax expense	2,885	4,177	7,940	6,350
Net income	$7,957	$5,145	$20,436	$7,575
Income per common share:
—Basic	$0.48	$0.32	$1.24	$0.47
—Diluted	$0.48	$0.31	$1.23	$0.46
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,492	16,314	16,423	16,263
—Diluted	16,630	16,474	16,580	16,476

Net income	$7,957	$5,145	$20,436	$7,575
Other comprehensive income (loss):
Foreign currency translation adjustment	(22)	206	(23)	216
Other comprehensive income (loss)	(22)	206	(23)	216
Total comprehensive income	$7,935	$5,351	$20,413	$7,791

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2018 and 2017

	Nine months ended September 30,
(In thousands)	2018	2017

Cash flows from operating activities:
Net income	$20,436	$7,575
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization of property and equipment	28,151	28,906
Amortization of intangible assets	979	593
Stock-based compensation expense	2,480	3,479
Deferred income taxes	342	(302)
Gain on sale of property and equipment	(2,869)	(2,602)
Other non-cash items	697	1,113
Changes in operating assets and liabilities
Accounts receivable, net	24,519	(37,059)
Costs and estimated earnings in excess of billings on uncompleted contracts	(35,466)	(36,980)
Receivable for insurance claims in excess of deductibles	(3,766)	(292)
Other assets	2,929	85
Accounts payable	(13,781)	14,803
Billings in excess of costs and estimated earnings on uncompleted contracts	10,918	1,363
Accrued self insurance	3,668	2,626
Other liabilities	19,432	(5,098)
Net cash flows provided by (used in) operating activities	58,669	(21,790)
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,505	2,802
Cash paid for acquired business	(47,082)	—
Purchases of property and equipment	(39,723)	(24,909)
Net cash flows used in investing activities	(83,300)	(22,107)
Cash flows from financing activities:
Net borrowings (repayments) under revolving lines of credit	(14,580)	20,427
Borrowings under equipment notes	24,934	—
Payment of principal obligations under capital leases	(809)	(812)
Proceeds from exercise of stock options	1,887	1,147
Repurchase of common shares	(1,043)	(3,058)
Other financing activities	9,223	3,718
Net cash flows provided by financing activities	19,612	21,422
Effect of exchange rate changes on cash	(24)	311
Net decrease in cash and cash equivalents	(5,043)	(22,164)
Cash and cash equivalents:
Beginning of period	5,343	23,846
End of period	$300	$1,682

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended September 30, 2018 and 2017

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except share and per share data)	2018	2017	2018		2017

Summary Statement of Operations Data:
Contract revenues	$399,537	$373,502	$1,458,325		$1,373,476
Gross profit	$45,286	$34,853	$156,563		$130,054
Income from operations	$14,137	$11,420	$46,957		$30,668
Income before provision for income taxes	$10,842	$9,322	$39,091		$29,871
Income Tax Expense	$2,885	$4,177	$5,076		$14,498
Net income	$7,957	$5,145	$34,015		$15,373
Tax rate	26.6%	44.8%	13.0%		48.5%

Per Share Data:
Income per common share:
- Basic	$0.48	$0.32	$2.08	(1)	$0.96	(1)
- Diluted	$0.48	$0.31	$2.05	(1)	$0.93	(1)
Weighted average number of common shares and potential common shares outstanding :
- Basic	16,492	16,314	16,392	(2)	16,191	(2)
- Diluted	16,630	16,474	16,568	(2)	16,444	(2)

	September 30,	December 31,	September 30,	September 30,
(in thousands)	2018	2017	2017	2016

Summary Balance Sheet Data:
Total assets	$701,701	$603,788	$620,597	$499,609
MYR Group Inc. share of stockholders equity (book value)	$311,471	$287,039	$272,560	$248,673
Goodwill and intangible assets	$90,758	$57,846	$57,750	$57,798
Total funded debt	$89,314	$78,960	$79,497	$33,400

	Last twelve months ended
	September 30,
	2018	2017
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income	$34,015	$15,373
Interest expense, net	3,315	2,255
Tax impact of interest	(431)	(1,094)
EBIT, net of taxes (4)	$36,899	$16,534

See notes at the end of this earnings release.

 MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended September 30, 2018 and 2017

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except share, per share data, ratios and percentages)	2018	2017	2018	2017

Financial Performance Measures (3):
EBITDA (5)	$22,147	$20,053	$80,613	$71,309
EBITDA per Diluted Share (6)	$1.33	$1.22	$4.87	$4.34
Free Cash Flow (7)	$1,699	$(45,281)	$25,604	$(40,129)
Book Value per Period End Share (8)	$18.65	$16.40
Tangible Book Value (9)	$220,713	$214,810
Tangible Book Value per Period End Share (10)	$13.21	$12.93
Funded Debt to Equity Ratio (11)	0.29	0.29
Asset Turnover (12)			2.35	2.75
Return on Assets (13)			5.5%	3.1%
Return on Equity (14)			12.5%	6.2%
Return on Invested Capital (17)			10.5%	5.9%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$7,957	$5,145	$34,015	$15,373
Interest expense, net	1,001	685	3,315	2,255
Provision for income taxes	2,885	4,177	5,076	14,498
Depreciation and amortization	10,304	10,046	38,207	39,183
EBITDA (5)	$22,147	$20,053	$80,613	$71,309

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net Income per share:	$0.48	$0.31	$2.05	$0.93
Interest expense, net, per share	0.06	0.04	0.20	0.14
Provision for income taxes per share	0.17	0.25	0.31	0.88
Depreciation and amortization per share	0.62	0.62	2.31	2.39
EBITDA per Diluted Share (6)	$1.33	$1.22	$4.87	$4.34

Calculation of Free Cash Flow:
Net cash flow from operating activities	$13,403	$(40,970)	$71,261	$(7,797)
Less: cash used in purchasing property and equipment	(11,704)	(4,311)	(45,657)	(32,332)
Free Cash Flow (7)	$1,699	$(45,281)	$25,604	$(40,129)

Reconciliation of Book Value to Tangible Book Value:
Book value (MYR Group Inc.'s share of stockholders’ equity)	$311,471	$272,560
Goodwill and intangible assets	(90,758)	(57,750)
Tangible Book Value (9)	$220,713	$214,810

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$18.65	$16.40
Goodwill and intangible assets per period end share	(5.44)	(3.47)
Tangible Book Value per Period End Share (10)	$13.21	$12.93

Calculation of Period End Shares:
Shares Outstanding	16,564	16,459
Plus: Common Equivalents	138	160
Period End Shares (15)	16,702	16,619

	September 30,	September 30,	September 30,
	2018	2017	2016
Reconciliation of Invested Capital to Shareholders Equity:
Book value (MYR Group Inc.'s share of stockholders' equity)	$311,471	$272,560	$248,673
Plus: Total Funded Debt	89,314	79,497	33,400
Less: Cash and cash equivalents	(300)	(1,682)	(584)
Invested Capital (16)	$400,485	$350,375	$281,489

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.

(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(6)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(8)	Book value per period end share is calculated by dividing MYR Group Inc.'s share of stockholders’ equity at the end of the period by the period end shares outstanding.

(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from MYR Group Inc.'s share of equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(11)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total MYR Group Inc.'s share of stockholders’ equity at the end of the period.

(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(14)	Return on equity is calculated by dividing net income for the period by total MYR Group Inc.'s share of stockholders’ equity at the beginning of the period.

(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.

(16)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to MYR Group Inc.'s share of stockholders’ equity.

(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.